EX 19.2


 Independent Auditors' Report - Attestation on Management's Assertion
      About Compliance With Article III, Section 3.04 (b) of the Mercantile Credit Card Master Trust Pooling and Servicing Agreement
      and Applicable Provisions of the Series 1995-1 Supplement
      ---------------------------------------------------------


Mercantile Credit Card Master Trust
c/o Chase Manhattan Bank, as Trustee

Mercantile Bank National Association, as Servicer:

We have examined the accompanying assertion made by management on Mercantile Bank National Association's (MBNA) compliance, as servicer, with The requirements for preparation of the Monthly Servicer Certificates in accordance with Article III, Section 3.04 (b) of the Pooling and Servicing Agreement for the Mercantile Credit Card Master Trust dated as of May 17, 1995, and the applicable provisions of the Series 1995-1 Supplement, between MBNA as seller and servicer, and Chase Manhattan Bank (formerly Chemical
Bank), as Trustee, (collectively, the Agreement) for the year ended August 30, 1997. Management is responsible for MBNA's compliance with The requirements for preparation of the Monthly Servicer Certificates in accordance with Article III, Section 3.04 (b) and applicable supplemental provisions of the Agreement. Our responsibility is to express an opinion on management's assertion about MBNA's compliance based upon our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about MBNA's compliance with the aforementioned section and applicable supplemental provisions of the Agreement and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on MBNA's compliance with that provision.

In our opinion, management's assertion that MBNA was in compliance with the requirements for preparation of the Monthly Servicer Certificates in accordance with Article III, Section 3.04 (b) and applicable supplemental provisions of the Agreement for the year ended August 30, 1997, is fairly stated, in all material respects.

September 19, 1997


    Management Report on Mercantile Bank National Association's Compliance, as Servicer, with Article III, Section 3.04 (b) of the
Mercantile Credit Card Master Trust Pooling and Servicing Agreement
-------------------------------------------------------------------





Management of Mercantile Bank National Association (MBNA), as servicer, is responsible for preparation of the Monthly Servicer Certificates in compliance with Article III, Section 3.04 (b) of the Pooling and Servicing Agreement for the Mercantile Credit Card Master Trust dated as of May 17, 1995, and the applicable provisions of the Series 1995-1 Supplement between MBNA, as seller and servicer, and Chase Manhattan Bank (formerly Chemical
Bank), as trustee, (collectively, the Agreement).

Management has performed an evaluation of MBNA's compliance with the requirements for preparation of the Monthly Servicer Certificates in accordance with Article III, Section 3.04 (b) and applicable supplemental provisions of the Agreement for the year ended August 30, 1997. Based upon this evaluation, management believes that, for the year ended August 30, 1997, MBNA, as servicer, was materially in compliance with the requirements for preparation of the Monthly Servicer Certificates in accordance with
Article III, Section 3.04 (b) and applicable supplemental provisions of the Agreement.



                                    /s/ Jeffrey D. Cary

                                        Jeffrey D. Cary
                                        Vice President
                                        September 19, 1997

                                    11